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                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-11(c) or Rule 14a-12

                                  AXCESS INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee Paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                  AXCESS INC.
                              3208 Commander Drive
                            Carrollton, Texas 75006
                           Telephone: (972) 407-6080
                           Telecopier: (972) 407-9085



Dear Stockholder:

     You recently received a copy of the Proxy Statement dated May 1, 2000 for the Annual Meeting of Stockholders of AXCESS Inc. to be held on Tuesday, June 6, 2000, at 9:00 a.m., central daylight time. In connection with the final preparation, printing and mailing of the Proxy Statement, Proposal 5 relating to the amendment to the AXCESS Inc. 1991 Incentive Stock Option Plan to increase the number of authorized shares issuable thereunder from 900,000 to 2,000,000 was inadvertently omitted from the Proxy Statement.

     Enclosed are corrected pages for inclusion in your copy of the Proxy Statement. In the event that you have already returned your Proxy Card and wish to change your vote as a result of this correction, please contact the Company at (972) 407-6080 and you will be provided with another proxy card. Proxy cards will also be available at the Annual Meeting.





                                    Sincerely,

                                    /S/ JAMES R. CRAIG

                                    James R. Craig,
                                    Secretary

May 25, 2000
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               PROPOSAL 5.  Approval of the Option Plan Proposal

     The Option Plan Proposal provides for the amendment of the AXCESS Inc. 1991 Incentive Stock Option Plan (the "Option Plan") to increase the number of authorized shares issuable thereunder from 900,000 to 2,000,000. No change is being made to the class of employees eligible to participate in the Option Plan The Board of Directors has approved this amendment. The Option Plan was established to promote the interests of the Company by ensuring the continuity of management and increased incentive on the part of officers and executive employees responsible for major contributions to effective management, through facilitating their acquisition of an equity interest in the Company on reasonable terms. A copy of the Option Plan, as proposed to be amended, is attached to the Proxy Statement as Appendix B and is incorporated herein by reference.

Summary of 1991 Incentive Stock Option Plan

     The following is a summary of the principal features of the Option Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1991 Incentive Stock Option Plan.

     Administration. The Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of not less than three directors who are not eligible to participate in the Option Plan while members of the Committee. The Committee has the power to select optionees, to establish the number of shares and other terms applicable to each such option, to constitute the provisions of the Option Plan and to adopt rules and regulations governing the administration of the Option Plan.

     Terms of Options. The Option Plan provides for the grant of non-qualified and incentive stock options to directors who are employees of the Company and to officers and other key employees of the Company. At April 1, 2000, there were approximately 50 such officers or other employees eligible to receive option grants in the future. In all cases, the Company will select optionees based on the optionee's demonstrated ability to contribute substantially to the effective management of the Company. Options granted under the Option Plan expire ten years after the date of grant. The Option Plan became effective May 29, 1991. Each option is evidenced by a stock option agreement between the Company and the optionee. Options will not be granted to any individual who, immediately after such option is granted, is considered to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     Exercise of the Options. The Committee will establish the time or times within the option period when the stock option may be exercised in whole or in such parts as may be specified from time to time by the Committee.

     Option Price. The option price per share for each stock option shall be determined by the Committee and shall not be less than the fair market value on the date the option is granted. The fair market value shall be determined as prescribed by the Internal Revenue Code and Regulations.

     Non-transferability of Options. Options granted under the Option Plan are non-transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the option's lifetime only by the optionee.

     Adjustments In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure of the Company, the Board of Directors shall make such adjustment as it may deem required in the number and kind of shares authorized by and for the Option Plan, in the number and kind of shares covered by the options granted, and in the option price.

Required Affirmative Vote

     The affirmative vote of a majority of the outstanding voting power of the Voting Common Stock and Voting Preferred Stock, voting together as a single class, which are represented and entitled to vote at the annual meeting is required to adopt the Option Plan Proposal.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVALOF THE OPTION PLAN PROPOSAL.